INDEPENDENT AUDITORS' REPORT

To the Board of Directors
  Micro Bio-Medical Waste Systems, Inc.
  Woodland Hills, California

We have audited the accompanying balance sheet of Micro Bio-Medical Waste Systems, Inc. as of December 31, 2004, and the related statements of operations, stockholders' deficit, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Micro Bio-Medical Waste Systems, Inc. as of December 31, 2004, and the results of its operations and its cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company's recurring losses from operations and the need to raise additional financing in order to satisfy its vendors and other creditors and execute its Business Plan raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The 2004 financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Lopez, Blevins, Bork & Associates, LLP
Houston, Texas


April 25, 2005

                      MICRO BIO-MEDICAL WASTE SYSTEMS, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 2004


                                     ASSETS

Advances - related party                                              $        20,000
                                                                      ===============


                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                                                    $       164,925
  Accounts payable - related party                                             31,886
  Advances - related party                                                     45,520
                                                                      ---------------
    Total current liabilities                                                 242,331
                                                                      ---------------

STOCKHOLDERS' DEFICIT:
  Common stock, $.001 par value, 500,000,000 shares authorized,
  4,959,967 shares issued and outstanding                                       4,960
Additional paid in capital                                                  2,626,510
Accumulated deficit                                                        (2,853,801)
                                                                      ---------------
  Total Stockholders' Deficit                                                (222,331)
                                                                      ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                           $        20,000
                                                                      ===============


                 See accompanying summary of accounting policies
                       and notes to financial statements.

                      MICRO BIO-MEDICAL WASTE SYSTEMS, INC.
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                        2004               2003
                                                  ---------------    --------------
Costs and Expenses:
  General and administrative                      $    1,527,680     $      450,979
                                                  --------------     --------------

Net loss                                          $   (1,527,680)    $     (450,979)
                                                  ==============     ==============

Net loss per share:
  Net loss basic and diluted                      $        (0.33)    $        (0.20)
                                                  ==============      =============

Weighted average shares outstanding:
  Basic and diluted                                    4,658,150          2,260,891
                                                  ==============     ==============




                 See accompanying summary of accounting policies
                       and notes to financial statements.

                      MICRO BIO-MEDICAL WASTE SYSTEMS, INC.
                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 2004 AND 2003

                                          Common Stock                Additional
                                ----------------------------------      paid in           Accumulated
                                     Shares            Amount           capital             deficit             Total
                                -----------------  ---------------   ----------------   ----------------  -----------------
Balance,
  December 31, 2002                     287,327    $        287      $       749,207    $      (875,142)   $     (125,648)

Issuance of common stock for
   services                           4,106,806           4,107              399,493                  -           403,600

Net loss                                      -               -                    -           (450,979)         (450,979)
                                ---------------    ------------      ---------------    ---------------   ---------------

Balance,
  December 31, 2003                   4,394,133           4,394            1,148,700         (1,326,121)         (173,027)

Issuance of common stock for
   services                             565,833             566            1,477,810                  -         1,478,376

Net loss                                      -               -                    -         (1,527,680)       (1,527,680)
                                ---------------    ------------      ---------------    ---------------   ---------------

Balance,
  December 31, 2004                   4,959,966    $      4,960      $     2,626,510    $    (2,853,801)   $     (222,331)
                                ===============    ============      ===============    ===============    ==============


                 See accompanying summary of accounting policies
                       and notes to financial statements.

                      MICRO BIO-MEDICAL WASTE SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                             2004                 2003
                                                        ----------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                $    (1,527,680)    $      (450,979)
Adjustments to reconcile net deficit to cash used
  by operating activities:
    Common stock issued for services                          1,478,376             403,600
Net change in:
  Accounts payable                                               23,784              47,379
                                                        ---------------     ---------------

CASH FLOWS USED IN OPERATING ACTIVITIES                         (25,520)                  -
                                                        ---------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Advance to a related party                                    (20,000)                  -
                                                        ---------------     ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from advances-related party                           45,520                   -
                                                        ---------------     ---------------

NET DECREASE IN CASH                                                  -                   -
Cash, beginning of period                                             -                   -
                                                        ---------------     ---------------
Cash, end of period                                     $             -     $             -
                                                        ===============     ===============

SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid                                         $             -     $             -
  Income taxes paid                                     $             -     $             -


                 See accompanying summary of accounting policies
                       and notes to financial statements.

                      MICRO BIO-MEDICAL WASTE SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of business

Micro Bio-Medical Waste Systems, Inc. (Formerly 20/20 Networks, Inc.) referred to as "Micro Bio-Medical" was incorporated in August 1995 in Nevada. Micro Bio-Medical is in the business of managing and acquiring subsidiary corporations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Micro Bio-Medical record a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

Recent Accounting Pronouncements

Micro Bio-Medical does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Micro Bio-Medical's results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

Micro Bio-Medical has incurred losses totaling $2,842,801 through December 31, 2004 has a working capital deficit of $222,331 at December 31, 2004. Because of these conditions, Micro Bio-Medical will require additional working capital to develop business operations. Micro Bio-Medical intends to raise additional working capital either through private placements, public offerings and/or bank financing.

There are no assurances that Micro Bio-Medical will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support Micro Bio Medical's working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, Micro Bio Medical will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to Micro Bio Medical. If adequate working capital is not available Micro Bio Medical may not increase its operations.

These conditions raise substantial doubt about Micro Bio Medical's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should Micro Bio Medical be unable to continue as a going concern.


NOTE 3 - INCOME TAXES

The Company follows Statement of Financial Accounting Standards Number 109 (SFAS
109), "Accounting for Income Taxes." Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

The provision for refundable Federal income tax consists of the following:

                                                                December 31,
                                                                    2004
                                                             -----------------
       Refundable Federal income tax attributable to:
           Current Operations                                $         519,000
           Less, Change in valuation allowance                        (519,000)
                                                             -----------------
       Net refundable amount                                 $               -
                                                             =================

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

                                                       December 31,
                                                           2004
                                                    -----------------
       Deferred tax asset attributable to:
           Net operating loss carryover             $         689,000
           Less, Change in valuation allowance               (689,000)
                                                    -----------------
       Net deferred tax asset                       $               -
                                                    =================

At December 31, 2004, we had an unused net operating loss carryover approximating $2,000,000 that is available to offset future taxable income; it expires beginning in 2020.


NOTE 4 - COMMON STOCK

The initial authorized common stock of Micro Bio-Medical consisted of 500,000,000 shares $.001 par value. In 2003, the State of Nevada approved the Company's restated articles of incorporation which increased the authorized shares of common stock from 100,000,000 common shares to 500,000,000 common shares.

In 2004, 565,833 shares of common stock were issued to various consultants for services provided. The shares were valued at $1,478,376 based on the fair market value as of the trade date.

The board of directors approved a 20 for 1 stock split in January 2004. The board of directors approved a 30 for one reverse stock split in August, 2004. All stock information is shown post split on these financial statements.


NOTE 5 - RELATED PARTY TRANSACTIONS

Micro Bio-Medical neither owns nor leases any real or personal property. An officer has provided office services without charge. Such costs are immaterial to the financial statements and accordingly are not reflected herein. The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future. If a specific business opportunity becomes available, such persons may face a conflict of interest.


NOTE 6 - ADVANCES RECEIVABLE RELATED PARTY

Micro Bio-Medical advanced to Sanitec Services of Hawaii, Inc., a subsidiary of Crown Partners, Inc., the sum of $20,000, as part of the consideration to be paid to Crown in connection with Micro Bio-Medical's planned purchase of Crown's Sanitec subsidiary. In the event that the transaction is consummated, the advance will be credited toward the purchase price of $550,000. In the event that the transaction is not completed, then Micro Bio-Medical may receive this advance back from Sanitec Services.


NOTE 7 - ADVANCES PAYABLE AND ACCOUNTS PAYABLE RELATED PARTY

Crown Partners, Inc., the majority shareholder of Micro Bio-Medical, has advanced the sum of $45,520 to fund Micro Bio-Medical's operation. In addition, Micro Bio-Medical owes $31,886 to Crown for accounts payable that Crown has paid on Micro's behalf.